Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated March 12, 2020, by and among Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”) and DEAC NV Merger Corp., a Nevada corporation (“DEAC NewCo”).

WHEREAS, DEAC is a blank check company formed to acquire one or more operating businesses through a business combination transaction;

WHEREAS, prior to the date hereof, DEAC formed DEAC NewCo as a wholly-owned subsidiary of DEAC;

WHEREAS, upon the terms and subject to the conditions of this Agreement, immediately prior to the consummation of the Business Combination (as defined below), DEAC NewCo shall merge with and into DEAC (the “Merger”) in accordance with the terms of the Nevada Revised Statutes and the Delaware General Corporation Law, with DEAC NewCo surviving such merger;

WHEREAS, as a result of the Merger, the separate existence of DEAC in Delaware will cease;

WHEREAS, DEAC will cause DEAC NewCo to file a registration statement on Form S-4 in connection with the Merger;

WHEREAS, the board of directors of each of DEAC and DEAC NewCo has unanimously approved this Agreement and declared it advisable for DEAC and DEAC NewCo, respectively, to enter into this Agreement.

NOW, THEREFORE, on the terms, and subject to the conditions of this Agreement, DEAC and DEAC NewCo agree as follows:

1.       Effective Time. The Merger will be consummated by DEAC and/or DEAC NewCo filing: (a) a certificate of merger (the “Certificate”) with the Secretary of State of the State of Delaware under the Delaware General Corporation Law; and (b) articles of merger (the “Articles”) with the Secretary of State of the State of Nevada under the Nevada Revised Statutes. The Merger will be effective with effect from the filing of the Certificate in the State of Delaware and the Articles in the State of Nevada (the “Effective Time”); provided, that the Certificate and the Articles shall be filed in the State of Delaware and the State of Nevada, respectively, immediately prior to the consummation of the Business Combination.

2.       Merger. At the Effective Time, DEAC will merge with and into DEAC NewCo, and DEAC NewCo shall be the surviving company in the Merger (hereinafter sometimes referred to as the “Surviving Company”).

3.       Articles of Incorporation and Bylaws. The Articles of Incorporation attached hereto as Exhibit A shall be the Articles of Incorporation of the Surviving Company. The Bylaws attached hereto as Exhibit B shall be the Bylaws of the Surviving Company.

4.       Directors and Officers. The directors of the Surviving Company as of the Effective Time shall be those who have been nominated to serve as directors upon the consummation of the Business Combination pursuant to the Stockholders Agreement to be entered into on the Closing Date (as defined in the BCA), each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Company and such Stockholders Agreement. The officers of DK immediately prior to the Effective Time shall be the officers of the Surviving Company as of the Effective Time, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Company.

5.       Succession. From and after the Effective Time, the Surviving Company shall succeed, without other transfer, to all of the rights and property of DEAC, and will be subject to all of the debts and liabilities of DEAC.

6.       Further Assurances. From time to time as and when requested by the Surviving Company or by its successors and assigns, the last acting officers of DEAC, or the corresponding directors and officers of the Surviving Company, may, in the name of DEAC, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further actions, as the Surviving Company may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Company title to and possession of all of the property, rights, privileges, immunities, powers and franchises of DEAC (and otherwise to carry out the purposes of this Agreement).

7.       Conversion of Securities.

A.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares of DEAC, each share of Class A common stock, par value US$0.0001, and each share of Class B common stock, par value US$0.0001, issued and outstanding in DEAC shall be cancelled and will be automatically converted into one share of Class A common stock, par value US$0.001, in the Surviving Company.

B.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of DEAC Warrants, each DEAC Warrant (or portion thereof) that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such DEAC Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the amount of share(s) of Class A common stock of DEAC set forth therein, and in substitution thereof, any such whole DEAC Warrant shall entitle the holder thereof to acquire one share of Class A common stock of the Surviving Company per DEAC Warrant.

C.	Upon the Effective Time, all issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing the issued and outstanding shares of the Surviving Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Business Combination” means the transactions (other than the Merger) contemplated by that certain Business Combination Agreement dated as of December 22, 2019 (the “BCA”) between DEAC, DraftKings, Inc. (“DK”), SBTech (Global) Limited (“SBT”), certain selling equityholders of SBT, DEAC NV Merger Corp. and DEAC Merger Sub Inc.

“DEAC Warrant” means each warrant entitling the holder thereof to purchase one share of Class A common stock, par value US$0.0001, in DEAC on the terms and conditions set forth in the Warrant Agreement.

“Warrant Agreement” means that certain warrant agreement, dated as of May 10, 2019, by and between DEAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, governing the DEAC Warrants.

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8.       Share Certificates. Upon the Effective Time, each certificate (if any) representing issued and outstanding shares of DEAC shall be deemed and treated for all purposes as representing shares of the Surviving Company.

9.       Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

10.       Governing Law. This Agreement and all rights hereunder shall be interpreted and enforced in accordance with the laws of the State of Nevada, without regard to the conflicts of laws rules thereof.

11.       Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

DIAMOND EAGLE ACQUISITION CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: Chief Executive Officer

DEAC NV MERGER CORP.

By:	/s/ Eli Baker
Name: Eli Baker
Title: Secretary

[Signature Page to Agreement and Plan of Merger (NV Merger)]